EXHIBIT 99.1

Adept Technology Reports Fiscal Year 2014 First Quarter Results

  19.4% Increase in Revenues;
  Operating Loss Narrows to $0.2 Million;
  Adjusted EBITDA of $0.5 Million.

PLEASANTON, Calif., Nov. 7, 2013 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided fixed and autonomous mobile robotic solutions, today announced financial results for its fiscal 2014 first quarter.

Fiscal 2014 First Quarter Highlights

  Revenue of $13.6 million increased 19.4% as compared with the 2013 first quarter and was flat compared to the 2013 fourth quarter, despite typical seasonal slowness for the first quarter.
  Gross margin of 46.1% expanded nearly 5% over the 2013 first quarter.
  Operating loss was $0.2 million, a $2.5 million improvement over the 2013 first quarter operating loss and a $0.2 million improvement over the 2013 fourth quarter operating loss.
  Adjusted EBITDA was $0.5 million, compared with the 2013 first quarter adjusted EBITDA loss of $2.4 million.

Commenting on fiscal 2014 first quarter results, Rob Cain, President and CEO, noted, "We continued on the path we laid out in the second half of fiscal 2013. The business is stabilizing and we are continuing to focus on improving our bottom line while growing the top line. We are pleased with the progress in the first quarter and have made substantial progress in restructuring and repositioning the business, but recognize we still have a lot of work to do. With the formal release of the Lynx and improvements to the Quattro, we are investing in the markets where we see significant opportunities including mobile and food. Further, I am also pleased with our year on year 28% growth in service revenue."

First Quarter Fiscal 2014 Results

Revenues for the first quarter of fiscal 2014 were $13.6 million, compared with $11.4 million reported in the 2013 first quarter, and $13.7 million in the 2013 fourth quarter. Gross margin for the first quarter was 46.1%, compared with 41.4% in the first quarter of fiscal 2013 and 46.0% in the 2013 fourth quarter. Operating expenses in the first quarter of fiscal 2014 were $6.5 million compared to $7.4 million in the first quarter of 2013 and $6.8 million in the fourth quarter of 2013. The Company's operating loss for the 2014 first quarter was $0.2 million compared with $2.7 million in the 2013 first quarter and $0.5 million in the 2013 fourth quarter.

In the 2014 first quarter, Adept reported GAAP net loss attributable to common shareholders of $0.5 million, or $0.05 loss per share. This compares with a net loss of $3.1 million, or a loss of $0.29 per share, in the 2013 first quarter, and net loss of $0.1 million, or $0.01 per share in the 2013 fourth quarter. Adept's non-GAAP adjusted EBITDA was $0.5 million in the 2014 first quarter, compared with an adjusted EBITDA loss of $2.4 million in the 2013 first quarter, and an adjusted EBITDA of $0.2 million in the 2013 fourth quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept's cash and cash equivalents at September 28, 2013 totaled $6.5 million, compared to cash and cash equivalents of $6.3 million at June 30, 2013. The modest increase in cash was primarily due to cash provided by operating activities and stock plans totaling $0.4 million offset by cash used in investing activities of $0.2 million.

Quarterly Conference Call (November 7, 2013)

Rob Cain, President and Chief Executive Officer, and Seth Halio, Chief Financial Officer, will host an investor conference call Thursday, November 7, 2013 at 5:00 P.M. Eastern Time, to review the Company's financial and operating performance for the fiscal 2014 first quarter. The call may also include statements regarding the Company's anticipated operational activities for the remainder of fiscal 2014. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 1-877-941-0843. International callers can dial 1-480-629-9644. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of our website. A webcast archive will also be available following the call's conclusion until the Company reports its financial results for its fiscal 2014 second quarter.

Company Profile

Adept is a global, leading provider of intelligent robots for fixed and autonomous-mobile solutions that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Electronics, and Logistics; as well as to traditional industrial markets including automotive components and food packaging. More information is available at www.adept.com. All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP income (loss), we present non-GAAP adjusted EBITDA (loss), which we define as earnings before (to the extent otherwise applicable) interest expense, income taxes, depreciation and amortization, intangibles and goodwill impairment, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance. Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations about stabilization, the impact of our restructuring and resulting cost reductions, new product introductions and improvements, recent orders and opportunities in our markets, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control; our limited liquidity due to historical operating losses and negative cash flow, the effect of the current state of the manufacturing sector and other businesses of our customers; the effectiveness and unintended consequences of our restructuring actions and other expense-related matters; changes in our management team; the impact of our acquired businesses and strategic plans on our cash resources and on the Company's operations, the Company's inability to accurately forecast or react quickly to changes in demand for our products; seasonality of results, particularly in Europe; risks of technical and commercial acceptance of the Company's new or current products; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with outsourced manufacturing and single sources of supply; potential delays associated with the development and introduction of new products; and potential costs of regulatory compliance.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2013, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

— FINANCIALS FOLLOW —

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 28,	June 30,
	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$6,547	$6,274
Restricted cash	93	--
Accounts receivable, net	9,590	10,848
Inventories	9,006	8,135
Other current assets	619	477
Total current assets	25,855	25,734

Property and equipment, net	1,329	1,525
Goodwill	1,493	1,493
Intangible assets, net	979	1,040
Other assets	213	241
Total assets	$29,869	$30,033

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,547	$7,069
Accrued payroll and related expenses	2,041	1,986
Accrued warranty expenses	1,056	1,070
Deferred revenue	937	1,314
Accrued income tax, current	54	--
Other accrued liabilities	755	815
Total current liabilities	11,390	12,254

Long-term liabilities:
Deferred income tax, long-term	208	155
Long-term obligations	252	284
Total liabilities	11,850	12,693

Total stockholders' equity and redeemable convertible preferred stock	18,019	17,340

Total liabilities and stockholders' equity and redeemable convertible preferred stock	$29,869	$30,033

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	September 28,	June 30,	September 29,
	2013	2013	2012

Revenues	$ 13,571	$ 13,695	$ 11,370
Cost of revenues	7,309	7,393	6,661
Gross margin	6,262	6,302	4,709
	46.1%	46.0%	41.4%
Operating expenses:
Research, development and engineering	1,555	1,756	2,130
Selling, general and administrative	4,888	4,658	5,157
Restructuring charges	--	276	3
Amortization of other Intangible assets	61	89	117
Total operating expenses	6,504	6,779	7,407

Operating loss	(242)	(477)	(2,698)
Interest and other income (expense), net	(5)	75	(9)
Foreign currency exchange loss	(96)	(112)	(366)

Loss before income taxes	(343)	(514)	(3,073)
Provision for (benefit from) income taxes	55	(518)	(13)
Net income (loss)	(398)	4	(3,060)

Effects of redeemable convertible preferred stock:
Accretion of preferred stock to redemption value	(24)	(24)	--
Dividends allocated to redeemable convertible preferred stockholders	(80)	(80)	--
Net loss attributable to common stockholders	$ (502)	$ (100)	$ (3,060)

Basic and diluted net loss per share attributable to common stockholders	$ (0.05)	$ (0.01)	$ (0.29)

Number of shares used in computing basic and diluted per share amounts	10,855	10,698	10,536

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)
	Three Months Ended
	September 28,	June 30,	September 29,
	2013	2013	2012

Net income (loss)	$ (398)	$ 4	$ (3,060)
Interest income (expense), net	(5)	3	(9)
Income tax expense (benefit)	55	(518)	(13)
Depreciation and amortization	275	322	360
Stock compensation expense	526	166	336
Restructuring charges	--	276	3
Adjusted EBITDA (loss)	$ 463	$ 247	$ (2,365)

CONTACT: Seth Halio
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com